AMENDMENT NO. 1
TO THE EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Amended and Restated Employment Agreement (the “Employment Agreement”), dated February 22, 2006 by and between RenaissanceRe Holdings Ltd. (the “Company”) and Neill A. Currie (the “Executive”), is entered into as of this 1st day of March, 2007.

WHEREAS, the Company and Executive are presently parties to the Employment Agreement; and

WHEREAS, the Company and Executive wish to amend the Employment Agreement to conform certain provisions of the Employment Agreement with the standard form of employment agreement approved by the Compensation and Corporate Governance Committee of the Board of Directors of the Company for senior executive officers.

NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

1.

By replacing the entirety of Section 1(g)(vi) with the following:

(vi)

Employee’s willful and material breach of the provisions set forth in Section 3, 9 or 11 of this Agreement.

2.

By replacing the entirety of Section 1(x) with the following:

(x)

“Restricted Area” means (i) Bermuda, (ii) any State of the United States of America, (iii) the Republic of Ireland, and (iv) any other jurisdiction in which the Company or its Affiliates engage (or have committed plans to engage) in business during the Term of Employment, or, following termination of Employee’s employment, were engaged in (or had committed plans to engage in) at the time of such termination of employment.

3.

By replacing the entirety of Section 1(z) with the following:

(z)

“Severance Term” shall mean the eighteen (18) month period following the date of Employee's termination due to death or Disability, by the Company without Cause, by the Employee with or without Good Reason, or from any Non-Extension Notice.

4.

By replacing the entirety of Section 8(b) with the following:

(b)

Termination due to Death or Disability.  Employee’s employment shall terminate automatically upon his death.  The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)

The Accrued Obligations;

(ii)

Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred;

(iii)

In the case of any termination as a result of Employee’s Disability, an amount equal to 150% of Employee’s then-current Base Salary, such amount to be paid in substantially equal installments over the Severance Term, in accordance with the company’s then-regular payroll practices;

(iv)

In the case of any termination as a result of Employee’s Disability, upon the expiration of the Restricted Period, and subject to Employee’s compliance during such period with the terms and conditions of this Agreement, a lump sum amount equal to 50% of Employee’s then-current Base Salary;

(v)

A pro rata Annual Bonus (determined using the target Annual Bonus for the fiscal year in which such termination occurs) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid within five (5) business days of such termination; and

(vi)

Vesting, as of the date of termination, of all Awards.

Except as set forth in this Section 8(b), following Employee’s termination by reason of his death or Disability, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

5.

By replacing the entirety of Section 8(d) with the following:

(d)

Termination by the Company without Cause.  The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i)

The Accrued Obligations;

(ii)

Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred;

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(iii)

Within ten (10) business days of such termination, a lump sum amount equal to 150% of the sum of Employee’s then-current Base Salary and Annual Bonus (determined using the greater of (A) the target Annual Bonus for the fiscal year in which such termination occurs, or (B) the actual Annual Bonus for the fiscal year prior to the year in which such termination occurs);

(iv)

Upon the expiration of the Restricted Period, and subject to Employee’s compliance during such period with the terms and conditions of this Agreement, a lump sum amount equal to 50% of the sum of Employee’s then-current Base Salary and Annual Bonus (determined using the greater of (A) the target Annual Bonus for the fiscal year in which such termination occurs, or (B) the actual Annual Bonus for the fiscal year prior to the year in which such termination occurs);

(v)

A pro rata Annual Bonus (determined using the target Annual Bonus for the fiscal year in which such termination occurs) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid within five (5) business days of such termination;

(vi)

Continuation of the health benefits provided to Employee and his covered dependants under the Company health plans as of the date of such termination at the same cost applicable to active employees until the earlier of: (A) the expiration of the Severance Term, or (B) the date Employee commences employment with any Person; and

(vii)

Vesting, as of the date of such termination, of all Awards.

Notwithstanding the foregoing, the payments and benefits described in subsections (ii) through (v) above shall immediately cease, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Section 9 hereof.

Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

6.

By replacing the entirety of Section 8(f) with the following:

(f)

Termination by Employee without Good Reason.  Employee may terminate his employment without Good Reason by providing the Company written notice of such termination.  In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to

(i)

The Accrued Obligations;

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(ii)

An amount equal to 150% of Employee’s then-current Base Salary, such amount to be paid in substantially equal installments over the Severance Term, in accordance with the Company’s then-regular payroll practices; and

(iii)

Upon the expiration of the Restricted Period, and subject to Employee’s compliance during such period with the terms and conditions of this Agreement, a lump sum amount equal to 50% of Employee’s then-current Base Salary.

In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination and still have it treated as a termination by Employee without Good Reason.  Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement, and Employee shall have no further obligations to the Company, except as set forth in Sections 8(j), 9, 10, 12(c) and 13 hereof.

7.

By replacing the entirety of Section 8(h) with the following:

(h)

Expiration of the Term of Employment following Non-Extension Notice by Employee.  Upon the delivery of a Non-Extension Notice by Employee to the Company, Employee’s employment shall terminate upon the close of business of the last day of the Term of Employment.  Upon such expiration of the Term of Employment, Employee shall be entitled to:

(i)

The Accrued Obligations;

(ii)

An amount equal to 150% of Employee’s then-current Base Salary, such amount to be paid in substantially equal installments over the Severance Term, in accordance with the company’s then-regular payroll practices; and

(iii)

Upon the expiration of the Restricted Period, and subject to Employee’s compliance during such period with the terms and conditions of this Agreement, a lump sum amount equal to 50% of Employee’s then-current Base Salary; and

(iv)

Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred.

Following such termination of Employee’s employment upon expiration of the Term of Employment, except as set forth in this Section 8(h), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

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8.

By replacing the entirety of Section 8(i) with the following:

(i)

Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to this Section 8 (other than the Accrued Obligations), Employee and the Company shall have executed mutual general releases in the form as is reasonably agreed to by the Company and Employee, and any waiting periods contained in such release shall have expired.

Except as provided herein and to the extent necessary to give full effect to the provisions of this Amendment, the terms of the Employment Agreement shall remain in full force and effect.

* * *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

RENAISSANCERE HOLDINGS LTD.

/s/ Peter C. Durhager
By: Peter C. Durhager
Title: Senior Vice President and Chief Administrative Officer

EXECUTIVE

/s/ Neill A. Currie
Neill A. Currie

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